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  EXHIBIT 12 - STATEMENT RE: COMPUTATION OF RATIOS


                           COMMUNITY BANCSHARES, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                Years Ended December 31,
                                                                           -------------------------------
                                                                             1999        1998        1997
                                                                           -------     -------     -------
                                                                                (Dollars in thousands)

  Pretax income........................................................    $ 2,161     $ 5,106     $ 4,945
  Add fixed charges:
      Interest on deposits.............................................     23,594      21,963      18,765
      Interest on borrowings...........................................      1,023         730         777
      Portion of rental expense representing interest expense..........        227         180          78
                                                                           -------     -------     -------
          Total fixed charges..........................................     24,844      22,873      19,620
                                                                           -------     -------     -------

  Income before fixed charges..........................................    $27,005     $27,979     $24,565
                                                                           =======     =======     =======

  Pretax income........................................................    $ 2,161     $ 5,106     $ 4,945
  Add fixed charges:
      Interest on borrowings...........................................      1,023         730         777
      Portion of rental expense representing interest expense..........        227         180          78
                                                                           -------     -------     -------
          Total fixed charges (excluding interest on deposits).........      1,250         910         855
                                                                           -------     -------     -------

  Income before fixed charges (excluding interest on deposits).........    $ 3,411     $ 6,016     $ 5,800
                                                                           =======     =======     =======

  RATIO OF EARNINGS TO FIXED CHARGES:
      Including interest on deposits...................................       1.09X       1.22x       1.25x
      Excluding interest on deposits...................................       2.73X       6.61x       6.78x
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